Exhibit E
CONSENT
I hereby consent to the use of the Head of the Legal Service of the Department of Treasury - Ministry of Economy and Finance of Italy and the making of the statements with respect to it which are set forth under the caption "Validity of the Securities" in the prospectus included in this Registration Statement filed by The Republic of Italy with the Securities and Exchange Commission of the United States.
In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

By:	/s/ Elena Comparato
	Name:	Dott.sa Elena Comparato
	Title:	Head of the Legal Service of Department of Treasury
Ministry of Economy and Finance
Dated: October 14, 2020